UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2010

eResearchTechnology, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	0-29100	22-3264604
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1818 Market Street, Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 215-972-0420

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 17, 2010, we entered into an Amended and Restated Management Employment Agreement with Joel Morganroth, MD, our Chief Scientific Officer, that was effective March 1, 2010, and we amended the employment agreements for our other named executive officers. For all of our officers, the amended terms included changes in the payments or benefits each officer would receive in the event of a ”change of control” (as defined in the agreements).

For Jeffrey S. Litwin, MD, our Executive Vice President and Chief Medical Officer, and Amy Furlong, our Executive Vice President, Cardiac Safety Operations, upon a “trigger event” (as defined in the agreements), the severance compensation was increased from 50% to 100% of the then current annual salary and applicable pro-rated bonus based on 100% performance and the continuation of “benefits” (as defined in the agreements) was increased from six months to one year. For Michael J. McKelvey, our President and Chief Executive Officer, upon a trigger event, the severance compensation was increased from 100% to 150% of his then current annual salary and applicable pro-rated bonus based on 100% performance. For Dr. Morganroth, upon a trigger event, his severance compensation was decreased from 2.6 times to 100% of his then current annual salary and applicable pro-rated bonus based on 100% performance, and he will no longer be entitled to any continuation of benefits. There was no change to the severance compensation for Keith D. Schneck, our Executive Vice President and Chief Financial Officer.

For all officers, in addition to accelerated vesting of all stock options as previously provided in the agreements, the amendments provide that upon a trigger event, any restrictions with respect to any restricted stock or restricted stock units granted to the officer under our equity incentive plans shall lapse and any conditions applicable to any long-term performance award or performance shares granted to the officer under such plans shall be terminated.

As amended, the term “Benefits” is defined in the agreements to mean our standard health, vision and dental benefits through COBRA continuation, if elected, subject to applicable premium co-pay, and car allowance, with Dr. McKelvey’s agreement clarifying that we remain responsible for continuing his benefits, if applicable, following the expiration of any maximum COBRA continuation period.

As amended, the term “Trigger Event” is defined in the agreements as the occurrence of a ”change of control” (as defined in the agreements) in connection with or after which either (i) the officer is terminated other than for cause within 12 months after the occurrence of the change of control or (ii) the officer resigns his or her employment within six months after the change of control because neither we nor the other party to the change of control transaction offers the officer a position with comparable responsibilities, authority, location and compensation or either reduces the responsibilities, authority or compensation for such position or changes its location within such six month period.

As amended, the term “Change of Control” is defined in the agreements as a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, in each case within the meaning of Treasury Regulation §1.409A-3(i)(5).

In addition to the above, Dr. Morganroth’s amended and restated employment agreement included changes that:

•	more specifically defined his duties as our Chief Scientist;

•	expressly provided that he agrees to serve without additional compensation if he is elected as a director or as Chairman of our Board of Directors;

•	reflected the previously reported increase in his base salary to $475,000;

•	provided that he is eligible to participate in our management bonus plan as determined by our Board of Directors with an opportunity up to 50% of his base salary; and

•	amended his severance in the event we terminate his employment as a result of his death or disability or other than for cause by reducing the payment from 2.6 times his then-current annual salary to 100% of his then-current annual salary and applicable pro-rated bonus based on 100% performance and by eliminating any continuation of benefits under such circumstances.

Also on March 17, 2010, we entered into a new Consultant Agreement with Joel Morganroth, M.D., P.C. (“Consultant”) that was effective March 1, 2010. Under the agreement, the Consultant agreed to provide Dr. Morganroth to perform services for our Consulting Group as directed from time to time by our Executive Vice President and Chief Medical Officer, in consideration for which we will pay the Consultant a commission of 80% of net revenues for services Dr. Morganroth performs for us. The agreement also contains other customary terms not relating to duties or compensation that are consistent with the previous consultant agreement between the Consultant and us.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eResearchTechnology, Inc.
(Registrant)

Date: March 19, 2010

By: \s\ Keith D. Schneck
Keith D. Schneck,
Executive Vice President,
Chief Financial Officer and Secretary